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Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AGNICO-EAGLE MINES LIMITED
(Exact name of Registrant as specified in its charter)

Ontario, Canada (Province or other jurisdiction of incorporation or organization)	1041 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

145 King Street East, Suite 500, Toronto, Ontario, Canada M5C 2Y7
(416) 947-1212
(Address and telephone number of Registrant's principal executive offices)

Gerald D. Shepherd, Esq.
Davies Ward Phillips & Vineberg LLP
625 Madison Avenue, 12th Floor
New York, New York 10022
(212) 588-5500
(212) 308-0132 (fax)
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Sean Boyd Agnico-Eagle Mines Limited 145 King Street East, Suite 500 Toronto, Ontario, Canada M5C 2Y7 (416) 947-1212	Patricia L. Olasker, Esq. Davies Ward Phillips & Vineberg LLP 1 First Canadian Place, Suite 4400 Toronto, Ontario, Canada M5X 1B1 (416) 863-0900

Approximate date of commencement of proposed sale of the securities to the public:
 As soon as practicable after this Registration Statement becomes effective.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)
B.	☒	At some future date (check the appropriate box below)
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Shares (no par value)	14,773,272	$544,684,772.24	$16,721.82

(1)
Represents the maximum number of Common Shares of the Registrant estimated to be issuable upon the consummation of the exchange offer for all of the outstanding common shares of Cumberland Resources Ltd. ("Cumberland") not already owned by the Registrant or its affiliates calculated as the product of (a) 79,855,524, which is the estimated number of common shares of Cumberland outstanding on a fully-diluted basis as of February 13, 2007, and (b) the exchange ratio of 0.185 Common Shares of the Registrant for each common share of Cumberland.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with General Instruction II.H to Form F-10. The proposed maximum offering price is equal to the product of (a) Cdn.$8.050 (US$6.821), which is the market value per common share of Cumberland (based upon the average of the high and low prices reported for such common shares on the Toronto Stock Exchange as of March 8, 2007), and (b) 79,855,524, which is the estimated number of common shares of Cumberland on a fully-diluted basis as of February 13, 2007. For purposes of this calculation, Cdn.$1.00 = $US 0.8473, which is the inverse of the Federal Reserve Bank of New York's Noon Buying Rate for Canadian dollars on March 8, 2007.

If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Item 1. Home Jurisdiction Document

        This registration statement on Form F-10 (the "Registration Statement") is filed by Agnico-Eagle Mines Limited, an Ontario corporation ("Agnico-Eagle" or the "Registrant").

        This Registration Statement relates to the offer by Agnico-Eagle and Agnico-Eagle Acquisition Corporation, a wholly-owned subsidiary of Agnico-Eagle ("Agnico-Eagle Acquisition"), to purchase all of the outstanding common shares (together with associated rights under the shareholder rights plan) of Cumberland Resources Ltd. ("Cumberland"), other than those already owned by Agnico-Eagle or its affiliates, including common shares of Cumberland that may become outstanding after the date of the offer but before the expiry time of the offer upon the exercise of Cumberland options, on the basis of 0.185 of a common share of Agnico-Eagle for each common share of Cumberland.

        The information set forth in the Offer and Circular dated March 12, 2007 (the "Offer and Circular"), attached hereto as Exhibit 1.1, the Letter of Transmittal, attached hereto as Exhibit 1.2, and Notice of Guaranteed Delivery, attached hereto as Exhibit 1.3, including all schedules, exhibits and annexes thereto, is expressly incorporated by reference in response to all items of information required to be included in, or covered by, this Registration Statement and is supplemented by the information specifically provided herein.

Item 3. Informational Legends

        The following legends appear in the Offer and Circular:

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The offering of Agnico-Eagle Shares pursuant to the Offer is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. Shareholders should be aware that such requirements are different from those of the United States.

Shareholders in the United States should be aware that the disposition of Cumberland Shares and the acquisition of Agnico-Eagle Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences may not be fully described herein and such Shareholders are encouraged to consult their tax advisors. See "Certain Canadian Federal Income Tax Considerations" in Section 20 of the Circular and "Certain United States Federal Income Tax Considerations" in Section 21 of the Circular.

The enforcement by Shareholders of civil liabilities under United States federal securities Laws may be affected adversely by the fact that Agnico-Eagle and Agnico Acquisition are incorporated under the Laws of Ontario and British Columbia, respectively, that some or all of their respective officers and directors may reside outside the United States, that the Canadian Dealer Managers for the Offer and some or all of the experts named herein may reside outside the United States and that all or a substantial portion of the assets of the Offerors, Cumberland and the above-mentioned persons are located outside the United States.

THE SECURITIES OFFERED PURSUANT TO THE OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY UNITED STATES STATE SECURITIES COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY UNITED STATES STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Item 4. Incorporation of Certain Information by Reference

        See "Documents Incorporated by Reference" in Section 1 of the Circular in the Offer and Circular.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

INDEMNIFICATION

        Under the BUSINESS CORPORATIONS ACT (Ontario), the Registrant may indemnify a present or former director or officer or person who acts or acted at the Registrant's request as a director or officer of another corporation of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been a director or officer of the Registrant or such other corporation on condition that (i) the director or officer acted honestly and in good faith with a view to the best interests of the Registrant and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Further, the Registrant may, with court approval, indemnify a person described above in respect of an action by or on behalf of the Registrant to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the Registrant, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils conditions (i) and (ii) above. A director is entitled to indemnification from the Registrant as a matter of right if he was substantially successful on the merits in his defense and fulfilled conditions (i) and (ii) above.

        In accordance with the BUSINESS CORPORATIONS ACT (Ontario), the by-laws of the Registrant indemnify a director or officer, a former director or officer, or a person who acts or acted at a Registrant's request as a director or officer of a corporation in which the Registrant is or was a shareholder or creditor against any and all losses and expenses reasonably incurred by him in respect of any civil, criminal, administrative action or proceeding to which he was made a party by reason of being or having been a director or officer of the Registrant or other corporation if he acted honestly and in good faith with a view to the best interests of the Registrant, or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

        A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the BUSINESS CORPORATIONS ACT (Ontario).

        Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy in the United States as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

        The following exhibits have been filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Offer and Circular, dated March 12, 2007.*
1.2	Letter of Transmittal.*
1.3	Notice Guaranteed Delivery.*
1.4	Form of letter mailed to shareholders of Cumberland on March 12, 2007.*
2.1	Support Agreement, dated February 14, 2007, between Agnico-Eagle, Agnico-Eagle Acquisition and Cumberland.*
2.2	Lock-Up Agreement, dated February 14, 2007, among Agnico-Eagle, Agnico-Eagle Acquisition, Kerry M. Curtis, J. Michael Kenyon, Abraham Aronowicz, Richard Colterjohn, Walter Segsworth, Jonathan A. Rubenstein, Glen D. Dickson, Michael Carroll, Brad G. Thiele, E.R. (Ted) Rutherglen and Craig Goodings.*
2.3	Confidentiality Agreement, dated April 10, 2006, between Cumberland and Agnico-Eagle.*
2.4	Confidentiality Agreement dated January 9, 2007 between Cumberland and Agnico-Eagle.*
4.1	Agnico-Eagle's Annual Information Form dated March 27, 2006 consisting of Agnico-Eagle's Annual Report on Form 20-F for the fiscal year ended December 31, 2005, incorporated herein by reference to Agnico-Eagle's Annual Report on Form 20-F filed with the Commission on March 28, 2006, as amended by Agnico-Eagle 's Annual Report on Form 20-F/A, filed with the Commission on May 26, 2006 (the "2005 Annual Report").
4.2	Audited consolidated financial statements of Agnico-Eagle, including the notes thereto, as at December 31, 2005 and 2004 and for each of the years in the three year period ended December 31, 2005 together with the auditors' report thereon dated February 21, 2006 (except for note 13, as to which the date is March 15, 2006), incorporated herein by reference to the 2005 Annual Report.
4.3	Management's discussion and analysis of financial condition and results of operation of Agnico-Eagle for the year ended December 31, 2005, incorporated herein by reference to the 2005 Annual Report.
4.4	Unaudited consolidated financial statements of Agnico-Eagle as at September 30, 2006 and for the three and nine months ended September 30, 2006 and 2005 and related management's discussion and analysis of operations of the Registrant for the three and nine months ended September 30, 2006 and 2005, incorporated herein by reference to Agnico-Eagle's Report on Form 6-K furnished to the Commission on November 13, 2006.
4.5	Material Change Report of Agnico-Eagle dated February 22, 2006, incorporated herein by reference to Agnico-Eagle's Report on Form 6-K furnished to the Commission on February 27, 2006.
4.6	Material Change Report of Agnico-Eagle dated February 22, 2006, incorporated herein by reference to Agnico-Eagle's Report on Form 6-K furnished to the Commission on February 27, 2006.
4.7	Material Change Report of Agnico-Eagle dated May 18, 2006, incorporated herein by reference to Agnico-Eagle's Report on Form 6-K furnished to the Commission on May 30, 2006.
4.8	Material Change Report of Agnico-Eagle dated June 5, 2006, incorporated herein by reference to Agnico-Eagle's Report on Form 6-K furnished to the Commission on June 5, 2006.
4.9	Management Proxy Circular dated March 3, 2006 prepared in connection with Agnico-Eagle's annual and special meeting of shareholders on May 12, 2006 (excluding the section entitled "Compensation and Other Information" and Appendices A, B and C of such circular), incorporated herein by reference to Agnico-Eagle's Report on Form 6-K furnished to the Commission on March 29, 2006.
4.10	Press Release of Agnico-Eagle dated February 14, 2007, incorporated by reference to Agnico-Eagle's filing pursuant to Rule 165 and Rule 425 filed with the Commission on February 14, 2007.

4.11	Analyst Presentation of Agnico-Eagle dated February 14, 2007, incorporated by reference to Agnico-Eagle's filing pursuant Rule 165 and Rule 425 filed with the Commission on February 14, 2007.
4.12	Press Release of Agnico-Eagle dated February 14, 2007, incorporated by reference to Agnico-Eagle's Report on Form 6-K furnished to the Commission on February 14, 2007.
4.13	Transcript of Conference Call of Agnico-Eagle held on February 14, 2007, incorporated by reference to Agnico-Eagle's filing pursuant Rule 165 and Rule 425 filed with the Commission of February 16, 2007.
4.14	Press Release of Agnico-Eagle, dated February 21, 2006, incorporated by reference to Agnico-Eagle's Report on Form 6-K furnished to the Commission on February 23, 2007.
4.15	Material Change Report of Agnico-Eagle dated February 23, 2007, incorporated by reference to Agnico-Eagle's Report on Form 6-K furnished to the Commission on February 28, 2007.
5.1	Consent of Guy Gosselin.*
5.2	Consent of Carl Pelletier.*
5.3	Consent of Jean-François Couture.*
5.4	Consent of Normand Bedard.*
5.5	Consent of Louise Grondin.*
5.6	Consent of François Vezina.*
5.7	Consent of Camil Prince.*
5.8	Consent of Paul Cousin.*
5.9	Consent of Marc Ruel.*
5.10	Consent of Christian D'Amours.*
5.11	Consent of Rosaire Emond.*
5.12	Consent of Dino Lombardi.*
5.13	Consent of Yves Galarneau.**
5.14	Consent of Marc Legault.*
5.15	Consent of Davies Ward Phillips & Vineberg LLP (Toronto).*
5.16	Consent of Ernst & Young LLP.*
6.1	Powers of Attorney, included as part of signature.

*
Filed herewith.

**
To be filed by amendment.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

        Concurrently with the filing of this Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X. Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Province of Ontario, Country of Canada, on this 12th day of March, 2007.

AGNICO-EAGLE MINES LIMITED
By:	/s/ DAVID GAROFALO
	NAME: TITLE:	David Garofalo, C.A. Senior Vice-President, Finance and Chief Financial Officer

        Each person whose signature appears below constitutes and appoints Sean Boyd, David Garofalo, Mel Leiderman and Bernard Kraft, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 12th day of March, 2007.

Name	Title

/s/ SEAN BOYD Sean Boyd, C.A.	Vice Chairman and Chief Executive Officer and Director (Principal Executive Officer)
/s/ DAVID GAROFALO David Garofalo, C.A.	Senior Vice-President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ JAMES D. NASSO James D. Nasso	Chairman of the Board
/s/ LEANNE M. BAKER Leanne M. Baker	Director Authorized U.S. Representative

/s/ DOUGLAS R. BEAUMONT Douglas R. Beaumont, P. Eng.	Director
/s/ BERNARD KRAFT Bernard Kraft, C.A.	Director
/s/ MEL LEIDERMAN Mel Leiderman, C.A., TEP	Director
/s/ EBERHARD SCHERKUS Eberhard Scherkus, P. Eng.	President and Chief Operating Officer and Director
/s/ HOWARD STOCKFORD Howard Stockford, P. Eng.	Director
/s/ PERTTI VOUTILAINEN Pertti Voutilainen	Director

EXHIBITS INDEX

Exhibit No.	Description
1.1	Offer and Circular, dated March 12, 2007.*
1.2	Letter of Transmittal.*
1.3	Notice Guaranteed Delivery.*
1.4	Form of letter mailed to shareholders of Cumberland on March 12, 2007.*
2.1	Support Agreement, dated February 14, 2007, between Agnico-Eagle, Agnico-Eagle Acquisition and Cumberland.*
2.2	Lock-Up Agreement, dated February 14, 2007, among Agnico-Eagle, Agnico-Eagle Acquisition, Kerry M. Curtis, J. Michael Kenyon, Abraham Aronowicz, Richard Colterjohn, Walter Segsworth, Jonathan A. Rubenstein, Glen D. Dickson, Michael Carroll, Brad G. Thiele, E.R. (Ted) Rutherglen and Craig Goodings.*
2.3	Confidentiality Agreement, dated April 10, 2006, between Cumberland and Agnico-Eagle.*
2.4	Confidentiality Agreement dated January 9, 2007 between Cumberland and Agnico-Eagle.*
4.1	Agnico-Eagle's Annual Information Form dated March 27, 2006 consisting of Agnico-Eagle's Annual Report on Form 20-F for the fiscal year ended December 31, 2005, incorporated herein by reference to Agnico-Eagle's Annual Report on Form 20-F filed with the Commission on March 28, 2006, as amended by Agnico-Eagle 's Annual Report on Form 20-F/A, filed with the Commission on May 26, 2006 (the "2005 Annual Report").
4.2	Audited consolidated financial statements of Agnico-Eagle, including the notes thereto, as at December 31, 2005 and 2004 and for each of the years in the three year period ended December 31, 2005 together with the auditors' report thereon dated February 21, 2006 (except for note 13, as to which the date is March 15, 2006), incorporated herein by reference to the 2005 Annual Report.
4.3	Management's discussion and analysis of financial condition and results of operation of Agnico-Eagle for the year ended December 31, 2005, incorporated herein by reference to the 2005 Annual Report.
4.4	Unaudited consolidated financial statements of Agnico-Eagle as at September 30, 2006 and for the three and nine months ended September 30, 2006 and 2005 and related management's discussion and analysis of operations of the Registrant for the three and nine months ended September 30, 2006 and 2005, incorporated herein by reference to Agnico-Eagle's Report on Form 6-K furnished to the Commission on November 13, 2006.
4.5	Material Change Report of Agnico-Eagle dated February 22, 2006, incorporated herein by reference to Agnico-Eagle's Report on Form 6-K furnished to the Commission on February 27, 2006.
4.6	Material Change Report of Agnico-Eagle dated February 22, 2006, incorporated herein by reference to Agnico-Eagle's Report on Form 6-K furnished to the Commission on February 27, 2006.
4.7	Material Change Report of Agnico-Eagle dated May 18, 2006, incorporated herein by reference to Agnico-Eagle's Report on Form 6-K furnished to the Commission on May 30, 2006.
4.8	Material Change Report of Agnico-Eagle dated June 5, 2006, incorporated herein by reference to Agnico-Eagle's Report on Form 6-K furnished to the Commission on June 5, 2006.
4.9	Management Proxy Circular dated March 3, 2006 prepared in connection with Agnico-Eagle's annual and special meeting of shareholders on May 12, 2006 (excluding the section entitled "Compensation and Other Information" and Appendices A, B and C of such circular), incorporated herein by reference to Agnico-Eagle's Report on Form 6-K furnished to the Commission on March 29, 2006.
4.10	Press Release of Agnico-Eagle dated February 14, 2007, incorporated by reference to Agnico-Eagle's filing pursuant to Rule 165 and Rule 425 filed with the Commission on February 14, 2007.

4.11	Analyst Presentation of Agnico-Eagle dated February 14, 2007, incorporated by reference to Agnico-Eagle's filing pursuant Rule 165 and Rule 425 filed with the Commission on February 14, 2007.
4.12	Press Release of Agnico-Eagle dated February 14, 2007, incorporated by reference to Agnico-Eagle's Report on Form 6-K furnished to the Commission on February 14, 2007.
4.13	Transcript of Conference Call of Agnico-Eagle held on February 14, 2007, incorporated by reference to Agnico-Eagle's filing pursuant Rule 165 and Rule 425 filed with the Commission of February 16, 2007.
4.14	Press Release of Agnico-Eagle, dated February 21, 2006, incorporated by reference to Agnico-Eagle's Report on Form 6-K furnished to the Commission on February 23, 2007.
4.15	Material Change Report of Agnico-Eagle dated February 23, 2007, incorporated by reference to Agnico-Eagle's Report on Form 6-K furnished to the Commission on February 28, 2007.
5.1	Consent of Guy Gosselin.*
5.2	Consent of Carl Pelletier.*
5.3	Consent of Jean-François Couture.*
5.4	Consent of Normand Bedard.*
5.5	Consent of Louise Grondin.*
5.6	Consent of François Vezina.*
5.7	Consent of Camil Prince.*
5.8	Consent of Paul Cousin.*
5.9	Consent of Marc Ruel.*
5.10	Consent of Christian D'Amours.*
5.11	Consent of Rosaire Emond.*
5.12	Consent of Dino Lombardi.*
5.13	Consent of Yves Galarneau.**
5.14	Consent of Marc Legault.*
5.15	Consent of Davies Ward Phillips & Vineberg LLP (Toronto).*
5.16	Consent of Ernst & Young LLP.*
6.1	Powers of Attorney, included as part of signature.

*
Filed herewith.

**
To be filed by amendment.

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PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
SIGNATURES
EXHIBITS INDEX